Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: CAMAC Energy Inc.

We consent to the incorporation by reference in the Registration Statements No. 333-163869 and 333-167013 on Form S-3 and Registration Statements No. 333-152061, 333-160737, 333-175294 and 333-194503 on Form S-8 of CAMAC Energy Inc. of our report dated March 15, 2012, except for paragraph 4 of Note 2, as to which the date is March 14, 2014 with respect to the December 31, 2011 consolidated financial statements, which appears in this Current Report on Form 8-K.

/s/ RBSM LLP

New York, New York

December 19, 2014